Exhibit 3b - Form of Series Designation

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Series Designation of
VestFundr, LLC Series [* * * *], a registered series of VestFundr, LLC

In accordance with the Limited Liability Company Operating Agreement of VestFundr, LLC, a Delaware series limited liability company (the "Company"), dated October 14, 2025 (the "Agreement") and upon the execution of this Series Designation by the Company and VestFundr Management, LLC in its capacity as Manager of the Company and of VestFundr, LLC Series [* * * *], a registered series of the Company (the "Series [* * * *]"), this Series Designation shall be attached to, and deemed incorporated in its entirety into, the Agreement as the "VestFundr, LLC Series [* * * *] Series Designation."

References to Sections and Articles set forth herein are references to Sections and Articles of the Agreement, as in effect as of the Effective Date of Establishment set forth below.

Name of Series	VestFundr, LLC Series [* * * *], a registered series of VestFundr, LLC.
Effective Date of Series	[* * * *]
Initial Member	VestFundr Management, LLC as the Series [* * * *] Class C Member.
Initial Manager	VestFundr Management, LLC is the Manager of the Company and was appointed as the Manager of Series [* * * *] with effect from the date of the Agreement and shall continue to act as the Manager of Series [* * * *] until the dissolution of Series [* * * *] pursuant to Section 11.1(b) or Manager's replacement pursuant to Section 4.3 or Article X of the Agreement.
Series Asset/Property	Series [* * * *] shall be comprised of [To Be Determined].
Minimum Investment per Member	One thousand five hundred U.S. dollars ($1,500.00) for fifteen (15) Series [* * * *] Class A LLC Membership Interests (designated as "Class A Units") per Member, unless decreased or increased at the discretion of the Manager.
Management Fee(s)	As stated in Section 6.6 of the Agreement.
Registered Agent	As stated in Section 2.3 of the Agreement.
Purpose	As stated in Section 2.4 of the Agreement.
Series Minimum Offering Proceeds	[To Be Determined]
Class A Unit Authorized Issuance	Subject to Section 3.5 and Section 6.3(a) of the Agreement, the Company shall initially authorize the issuance of [To Be Determined] VestFundr, LLC Series [* * * *] Class A Units.
Class A Unit Offering Price	One hundred U.S. dollars ($100.00) per VestFundr, LLC Series [* * * *] Class A Unit.
Broker-Dealer of Record	[To Be Determined]
Brokerage Fee	[To Be Determined], in cash, of the aggregate purchase price of the Series [* * * *] Class A Units sold in the offering of the Series [* * * *] Class A Interests.
Class A Unit Preferred Return	VestFundr, LLC Series [* * * *] Class A Units shall receive a Preferred

	Return of [To Be Determined] return per annum on the Class A Member's Unreturned Capital Contribution. Preferred Return is non-compounding, non-capitalized and accruable as defined within Section 1.1 of the Agreement.
Class A Member Aggregate Ownership	The aggregate Percentage Interest of the Class A Members (Investors) in VestFundr, LLC Series [* * * *] shall be [To Be Determined].
Class B Unit Authorized Issuance	Subject to Section 3.5 and Section 6.3(a) of the Agreement, the Company shall authorize the issuance of [To Be Determined] VestFundr, LLC Series [* * * *] Class B Units.
Class B Member Capital Contribution	The Class B Members (Series Participant) in VestFundr, LLC Series [* * * *] shall contribute capital in the total amount of [To Be Determined] for [To Be Determined] VestFundr, LLC Class B Units at a unit price of [To Be Determined] per Class B Unit.
Class B Member Aggregate Ownership	The aggregate Percentage Interest of the Class B Members (Series Participant) in VestFundr Series [* * * *] shall be [To Be Determined].
Class C Unit Authorized Issuance	Subject to Section 3.5 and Section 6.3(a) of the Agreement, the Company shall authorize the issuance of [To Be Determined] VestFundr, LLC Series [* * * *] Class A Units.
Class C Member Aggregate Ownership	The aggregate Percentage Interest of the Class C Members (Manager) in VestFundr, LLC Series [* * * *] shall be [To Be Determined].
Interest Designation	[To Be Determined]
Class C Member Incentive Allocation	[To Be Determined]
Class A Voting Rights	Subject to Section 3.6 of the Agreement, the Series [* * * *] Interests shall entitle the Record Holders thereof to one (1) vote per Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of Series [* * * *] Interests shall be required for the approval of any matter, except as required by the Act or except as provided elsewhere in the Agreement. Notwithstanding the foregoing, the separate approval of the holders of Series [* * * *] Interests shall not be required for any of the other matters specified under Section 12.1 of the Agreement.
Class A Unit Transfer Restrictions	Subject to Article IV of the Agreement, the transfer of Series [* * * *] Interests shall be restricted by the following: [To Be Determined]
Splits	There shall be no subdivision of the Series [* * * *] Interests other than in accordance with Section 3.7 of the Agreement.
Additional Interest Rights (if any)	[To Be Determined].
Officers	There shall initially be no specific officers associated with Series [* * * *], although, the Manager may appoint Officers of Series [* * * *] from time to time, in the Manager's sole discretion in accordance with Section 5.1(g) of the Agreement.
Class A Aggregate Ownership Limit	[To Be Determined], though modifiable as stated in Section 1.1 of the Agreement.

Fiscal Year	As stated in Section 8.2 of the Agreement.
Information Reporting	As stated in Section 8.1(c) and Section 9.2 of the Agreement.
Termination	As stated in Section 11.1(b) of the Agreement.
Liquidation	As stated in Section 11.3 of the Agreement.
Amendments to this Exhibit	As stated in Article XII of the Agreement.
Distributions Exhibit "1"	As attached hereto as the Series [* * * *] *Exhibit "1."*
Additional Terms and Conditions	[To Be Determined]

COMPANY
VestFundr, LLC
By: VestFundr Management, LLC, its Manager

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Ronald Walsh
Managing Principal of Manager

MANAGER
VestFundr Management, LLC.

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Ronald Walsh
Managing Principal

EXHIBIT "1"

VestFundr, LLC Series [* * * *]
Preferred Allocations and Distributions

Preferred Allocations and Distributions from Net Distributable Proceeds

All distributions, if any, made to Class A Members of the VestFundr, LLC Series [* * * *] will be from Net Distributable Proceeds and made to Members in amounts and at times that are at the sole discretion of the Manager.

[To Be Determined and If Applicable] when Members' Capital Contributions accounts possess a positive balance, Class A Members shall be entitled to receive and accrue in a Member's Preferred Return account, an amount equal to a prorated, non-compounded per annum IRR as specified in the Series Designation on the balance of their respective Unrecovered Capital Contribution in the Member's Capital Account (the "**Preferred Return**").

Net Distributable Proceeds determined by the Manager to be disbursed to Members shall be allocated and distributed as follows: **[To Be Determined]**